Exhibit 99.1

KODIAK OIL & GAS CORP. ANNOUNCES

YEAR-END 2010 PROVED RESERVES AND

PRODUCTION AND SALES VOLUMES

• 2010 PROVED RESERVES 11.5 MMBOE,REPRESENTING 158% GROWTH

• $161 MM PV-10 VALUE, 312% INCREASE

• ANNUAL PRODUCTION 573 MBOE, 144% INCREASE

DENVER — February23, 2011 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, todayannounced record year-end 2010 proved reserves quantities and reported record production and sales volumes for the quarter and year ended December 31, 2010.

Kodiak’s estimated total proved reserves at December 31, 2010 were approximately 11.5 million barrels of oil equivalent (MMBoe), as compared to 4.5 MMBoe at December 31, 2009.  The 2010 total represents a 158% increase from 2009’sestimated proved reserves on an equivalent basis, and is comprised of 10.0 million barrels of crude oil and 9.0 billion cubic feet (Bcf) of natural gas.  The 2010 reserve mix is 87% crude oil and 13% natural gas, as compared to 86% crude oil and 14% natural gas for 2009.  Approximately 37% of the 2010 total proved reserves are categorized as proved developed producing and approximately 62% are classified as proved undeveloped, as compared to 32% proved developed producing and 68% proved undeveloped for 2009.

For 2010 reserve quantities, Kodiak’s estimated future cash flows, discounted at an annual rate of 10 percent before giving effect to income taxes (commonly known as PV-10 value), for proved reserves at year-end was $161.1 million, as compared to $39.1 million in 2009, a 312% increase.  Please see below for further disclosure regarding the PV-10 value and the Company’s belief in its usefulness in evaluating its reserves.  Approximately $109.1 million of the PV-10 value is attributed to the proved developed producing reserves.  The Williston Basin constitutes approximately 99% of Kodiak’s proved reserves.

When booking proved undeveloped locations, Kodiak considered its 2011-2012 drilling program and the sources and amounts of capital available to complete the program.  All of the wells to be drilled in the middle Bakken Formation in the upcoming drilling program were classified as proved undeveloped as of December 31, 2010. As the wells are successfully drilled and completed, they will be converted to proved developed producing reserves during 2011.  Given the short production history,as of December 31, 2010, from Kodiak’s operated wells drilled in the Three Forks Formation, the Company has booked only limited proved reserves from that formation.  As more production data is obtained from the Three Forks Formation,Kodiak anticipates booking additional reserves in 2011.

As of year-end 2009,the Securities and Exchange Commission (“SEC”) instituted certain guidelineswhich limit proved undeveloped reserves to those expected to be developed within five years.  By comparison, Kodiak booked its 2010 proved undeveloped reserves based on only a two-year development program, a methodology consistent with the Company’s previous two years’ proved undeveloped reserves bookings.The Company’s 2010 reserve estimates do not include any probable or possible reserves which may exist for Kodiak’s properties.

Kodiak Oil & Gas Corp. Proved Reserves Summary at December 31, 2010

Reserve Category	% of Reserves	Oil (MBbls)	Gas (MMcf)	2010 MBOE	2009 MBOE	% Change

Proved Developed Producing	37%	3,667	3,622	4,271	1,413	202%
Proved Developed Non-Producing	1%	89	31	94	—	NM
Proved Undeveloped	62%	6,254	5,307	7,138	3,045	134%

Total Proved	100%	10,010	8,960	11,504	4,458	158%

Price deck: $79.40 per Bbl (WTI) and $4.26 per MMBtu (HH)

Totals may not add due to rounding

Reserve Reconciliation	Oil MBbl	Gas MMcf	Equivalents MBOE

Beginning Balance, (12/31/09)	3,817	3,848	4,458
Revisions of previous estimates	394	(203)	360
Extensions / discoveries / additions	3,173	2,571	3,601
Purchases of reserves in place	3,071	2,906	3,555
Sales of reserves in place	—	—	—
Sales volumes (unaudited)	(444)	(162)	(471)

Balance, December 31, 2010	10,010	8,960	11,504

Totals may not add due to rounding

During 2010, Kodiak invested approximately $66 million in capital expenditures allocated to drilling and completing new wells and approximately $130 million in leasehold acquisitions of producing properties and undeveloped leasehold.  Approximately 1,374% of 2010’ssales volumes of 471MBOE were replaced from all sources.

Kodiak’s proved reserves at December 31, 2010 were computed using the SEC guidelines that went into effect for the reporting of year-end 2009 proved reserves.  Commodity prices used in calculating the economic quantities of reserves are based on the average of the first-day-of-the-month price during the 12-month period ending December 31, 2010.  For oil volumes, the average West Texas Intermediatespot price of $79.40 per barrel is adjusted by lease for quality, transportation fees and local price differentials.  For Montana and North Dakota natural gas volumes, the average Northern Natural (Ventura) spot price of $4.39 per million British thermal units (MMBtu) is adjusted by lease for energy content, transportation fees and local price differentials.  For Colorado and Wyoming natural gas volumes, the average Questar Rocky Mountains spot price of $3.92 per MMBtu is adjusted by lease for energy content, transportation fees and local price differentials.  All prices are held constant throughout the lives of the properties.  By comparison, average year-end prices used to determine reserves were $57.65 per barrel of oil and $3.87 per MMBtu of natural gas for 2009.

Reserve estimates for 2010, 2009 and 2008 were prepared by Kodiak’s independent reservoir engineering consultant, Netherland, Sewell & Associates, Inc.and conform to the definition as set forth in the SEC Regulation S-X Part 210.4-10 (a) as clarified by subsequent SEC Staff Accounting bulletins.  The proved reserves are also in accordance with Financial Accounting Standards Codification Topic 932, Extractive Activities — Oil and Gas.

Annual and Fourth Quarter 2010 Production and Sales Volumes

The Company also disclosed production and sales volumes for the quarter and year-ended December 31, 2010. Management believes it is important to differentiate between production and sales volumes which are provided in the table below.  The most significant factor attributed to the difference is the accounting treatment of production acquired in the transaction that closed in the fourth quarter 2010.  As part of the terms of the closing, a portion of the production was treated as a one-time purchase price adjustment rather thanas oil and gas sales.  Further differences are noted because Kodiak flares the majority of its natural gas volumes in the Williston Basin as it awaits ongoing pipeline connection.

The Company intends to provide an operations update to discuss activities subsequent to the end of the fourth quarter 2010 as part of its fourth quarter and full-year 2010 results news release which is scheduled for dissemination after the close of trading on Thursday, March 3, 2011.

Kodiak Oil & Gas Corp. Net Production and Sales Comparison

	Quarter-over-Quarter Comparison					Year-over-Year Comparison
	Three Months Ended			% Change		Twelve Months Ended		% Change
	Dec. 31, 2010	Sept 30, 2010	Dec. 31, 2009	Sequential Quarter	Year over Year	Dec. 31, 2010	Dec 31, 2009	Year over Year
Production Volumes*
Natural Gas (Mcf)	179,467	157,872	82,649	14%	117%	522,538	303,115	72%
Oil (Bbls)	169,176	150,234	71,092	13%	138%	485,434	184,231	163%
Barrels of Oil Equivalent (BOE)	199,087	176,546	84,867	13%	135%	572,523	234,750	144%
Daily Production (BOE/day)	2,164	1,919	922			1,569	643
Product Sales Volumes
Natural Gas (Mcf)	31,707	37,342	13,901	-15%	128%	162,931	220,455	-26%
Oil (Bbls)	158,764	120,544	69,637	32%	128%	443,716	182,558	143%
Barrels of Oil Equivalent (BOE)	164,049	126,768	71,954	29%	128%	470,871	219,301	115%
Daily Sales (BOE/day)	1,783	1,378	782			1,290	601
Product Price Received
Natural Gas ($/Mcf)	$5.82	$4.47	$6.05	30%	-4%	$4.81	$2.84	69%
Crude Oil ($/Bbl)	$73.63	$66.07	$67.39	11%	9%	$70.01	$58.35	20%

*Production includes flared natural gas and production from acquired properties after the transaction’s effective date of August 1, 2010.

The Bakken play generated 95% of KOG’s total oil volumes and 87% of its equivalent volumes in Q410.

Definition of PV-10 Value and the Standardized Measure

PV-10 is the estimated future net cash flows from proved reserves, discounted at an annual rate of 10 percent before giving effect to income taxes. Standardized Measure is the after-tax estimated future cash flows from proved reserves, discounted at an annual rate of 10 percent, determined in accordance with GAAP. Kodiakuses PV-10 as one measure of the value of the Company’s proved reserves, and to compare relative values of proved reserves among exploration and production companies without regard to income taxes.  Kodiakbelieves that securities analysts and investors use PV-10 in similar ways.  Kodiak further believes PV-10 is a useful measure for comparison of proved reserve values among companies because, unlike Standardized Measure, it excludes future income taxes that often depend principally on the characteristics of the owner reserves rather than on the nature, location and quality of the reserves themselves. Below is a reconciliation of PV-10 to Standardized Measure:

SEC Pricing (000s)
PV-10 at 12/31/10	$161,128
Discounted Effect of Income Taxes	$(7,770)
Standardized Measure at 12/31/10	$153,358

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations of future performance, including production, production interruptions and sales, the Company’s reserve estimates and its expectations regarding growth in its estimated reserves, the Company’s expectation regarding the connection of its wells to pipelines,  and the Company’s expectations regarding the timing and success of its exploration and development plans.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

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